PLS CPA, A PROFESSIONAL CORPORATION
t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979
t E-MAIL changgpark@gmail.comt

December 31, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Solo International Inc. of our report dated January 13, 2012, with respect to the balance sheet as of September 30 2011, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal year period ended September 30, 2011, which appears on Form 10-K of Solo International Inc. for the fiscal year ended September 30, 2012.

Very truly yours,

/s/PLS CPA
____________________________
PLS CPA, A Professional Corp.
San Diego CA 92111